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                                                                   Exhibit 10.18

                                                             [WEBSTER BANK LOGO]



                                                 April 14, 2000


VERMONT PURE HOLDINGS, LTD.
Route 66
Catamount Industrial Park
Randolph, Vermont 05060

     Attention: Tim Fallon and Peter Baker

     Re: Financing facilities for the merger of Vermont Pure Holdings, Ltd. and Crystal Rock Spring Water Company

Dear Peter and Tim:

     WEBSTER BANK (the "Bank") is pleased to advise you of our commitment to provide a $36,000,000 financing (the "Loans"). Funds will be made available subject to and substantially in accordance with the terms and conditions set forth on the Term Sheet attached hereto and considered a part hereof for all purposes.

     This Commitment is subject to the conditions referred to in this letter, including those described on the Term Sheet attached hereto and upon:

(a) The execution and delivery of the Bank's legal documents, together with any other documents requested by us to effect the Loan, by the Borrower and, as applicable, each Guarantor, substantially incorporating the terms and conditions outlined or referred to in this letter;

(b) There being no material adverse change in the financial condition, business, operations, or control of the Borrower of the Guarantors, since the date of their respective financial statements most recently delivered to the Bank;

(c) The receipt of such additional reports and information as may be deemed necessary or desirable by the Bank in its evaluation of the Borrower, each Guarantor or the transaction, all in form and detail satisfactory to the Bank.

     The Bank reserves the right to rescind this Commitment in the event the parties do not reach agreement regarding any matters material to the Loans which are not covered by or made clear in this Commitment.

     The Issuance of this Commitment is predicted upon the Bank's present understanding of the proposed financing. As more facts become known and further analysis is performed, some further assurances in the nature of additional security or additional terms and conditions may be required by the Bank. In issuing this Commitment, we have relied on the accuracy of



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all statements made and documents and information submitted to the Bank in support of the Loans. If any such statements, documents or information are inaccurate, then without limiting any other remedies available to the Bank on account thereof, this Commitment shall, at the Bank's option, become void.

     The Bank shall not be responsible for any costs or expenses associated with the Loans. By your acceptance of this Commitment, you agree to bear, and to reimburse the Bank upon request for, all reasonable costs and expenses incurred by the Bank in connection with preparing to close and closing the Loan, whether or not the Loan actual closes, including, but not limited to, legal fees and disbursements and other expenses. You further agree to indemnify the Bank from and against all damages and costs arising in any manner from the transaction contemplated hereby.

     This commitment letter is for your exclusive use only and no portion of this letter may be disclosed to, discussed with or assigned to any person (other than to your legal and financial advisors), except to the extent required by applicable law, without the prior written consent of the Bank. This Commitment supersedes your loan application and all other prior dealings with the Bank in connection with the Loans. The terms of this Commitment may not be waived, modified, or in any way changed by implication, correspondence, or otherwise unless such waiver, modification, or change is made in the form of a written amendment to this Commitment agreed to by all parties.

     The Bank reserves the right to participate out all or any portion of the Loans and/or this Commitment to other lenders, or to assign all or any portion of the Loans and/or this Commitment to other lenders. By your acceptance of this Commitment, you consent on behalf of the Borrower and Guarantors to the distribution by the Bank, without further notice, to potential assignees and participants or any information relating to Borrower, Guarantors and any collateral which may now or hereafter secure the Loans.





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     If for any reason the Loans do not close by July 31, 2000, time being of the essence, this Commitment shall lapse and shall be of no further force or effect unless the time for closing is extended to a date certain in writing by the Bank.

     This Commitment shall be void if not signed and returned on or before 5:00 p.m. on April 14, 2000.


                                        Very truly yours,

                                        WEBSTER BANK

                                        By: /s/ Robert E. Teittinen
                                           ------------------------
                                           Robert E. Teittinen
                                           Its: Vice President

ACCEPTED AND AGREED TO AS AN INSTRUMENT UNDER SEAL

                          VERMONT PURE HOLDINGS, LTD.

                          By: /s/ Timothy G. Fallon
                             ----------------------------
                             Timothy G. Fallon
                             Its: Chief Executive Officer
                             Dated: 4/13/00


VERMONT PURE SPRINGS, INC.                     CRYSTAL ROCK SPRING WATER COMPANY

By: /s/ Timothy G. Fallon                      By: /s/ Peter Baker
   ----------------------                         ------------------------------
   Timothy G. Fallon                              Peter Baker
   Its: President                                 Its: Co-President
   Dated: 4/13/00                                 Dated: 4/13/00






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                                   TERM SHEET


1.   Borrower:       Vermont Pure Holdings, LTD

2.   Guarantors:     All Subsidiaries -- Crystal Rock Water Company and Vermont
                     Pure Springs, Inc.

3.   Facilities:     A.  $31,000,000 Term Loan
                     B.  $5,000,000 Line of Credit

4.   Purpose:        A.  Fund the purchase of Crystal Rock Water Company and to consolidate the existing debt of the Borrower and Guarantors.
                     B.  Support working capital needs. There will be a
                         sub-limit of $750,000 for the issuance of Letters of Credit.

5.   Maturity:       A.  Seven years
                     B.  Two years

6.   Repayment:      A.  Monthly payments of principal plus interest. Principal payments will be graduated as follows:

                         Year 1    $208,333 per month
                         Year 2    $291,666 per month
                         Year 3    $333,333 per month
                         Year 4    $333,333 per month
                         Year 5    $375,000 per month
                         Year 6    $458,333 per month
                         Year 7    $583,333 per month

                     B.  Interest only payable monthly in arrears.

7.   Collateral:     A first blanket lien on all now owned and hereafter
                     acquired business assets, including, without limitation all real estate and trademarks, free from all encumbrances, except as approved by the Bank.

8.   Optional Hedge: Borrowers shall have the option to hedge the interest rate exposure on all or a portion of Loan A for a period up to the term of Loan A. This may be accomplished by entering into an interest rate hedge agreement with Webster Bank or another acceptable counterparty, and shall be subject to standard documentation and make whole provisions.




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9.   Pricing:    FACILITY A -- Pricing will be tied to the company's Senior
                 Funded Debt to EBITDA ratio and will be adjusted based upon the following performance pricing grid:

                 Tier     Ratio                                       Pricing
                 ----     -----                                       -------
                  1     greater than 3.0 to 1 and above               LIBOR plus 225 basis points
                  2     greater than 2.5 to 1 or equal to 3.0 to 1    LIBOR plus 175 basis points
                  3     greater than 2.0 to 1 or equal to 2.5 to 1    LIBOR plus 150 basis points
                  4     greater than 1.5 to 1 or equal to 2.0 to 1    LIBOR plus 125 basis points
                  5     less than 1.5 to 1                            LIBOR plus 100 basis points



                  As proposed, Facility A will initially be set at Tier 2 pricing. Pricing will be adjusted annually based upon receipt of audited fiscal year end statements. The first test for repricing will be after receipt of the audited October 31, 2001 financial statements.

                  Senior funded debt shall include the outstanding balance of all term loans (exclusive of subordinated debt) and drawn amounts under the Line of Credit and capital leases.

                  FACILITY B -- Outstandings under the line of credit shall accrue interest at the same rate as Facility A or, at the Borrower's option, at the Prime Rate as announced by Webster Bank from time to time.

10.   Fees:       Underwriting Fee equal to 1/2% of the commitment for
                  Facility A and Facility B payable at closing.

                  A Commitment Fee equal to $87,000.

                  An Agency Fee equal $5,000 per annum to be paid annually in advance.

11.   Prepayment Penalty:

                  Should Borrower refinance debt with any other entity, there shall be a prepayment penalty equal to 3% of amounts prepaid in year one, 2% in year two and 1% in year three and none thereafter. In the event of an acquisition in excess of a cash outlay of $10,000,000 which requires financing that Webster Bank is either unwilling or unable to accommodate or arrange, the forgoing prepayment penalties will be reduced by 50%.

                  In the event that prepayment of a LIBOR priced loan is permitted or required on a date other than the last business day of an applicable interest period, the Borrower shall pay to the Bank the normal breakage fee equal to the loss, cost or expense, if any, to the Bank.

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                  All prepayments shall be credited first to principal
                  installments due in the inverse order of their maturity. Any such prepayment shall not affect the obligation to pay the regular installments as required.

12.   Late Charge; Default Interest.

                  Five percent (5%) of any periodic payment of principal or interest overdue for more than fifteen (15) days, with a minimum late charge of fifteen dollars ($15.00). Following any event of default and until paid in full, outstanding principal shall bear interest at the rate 4% above the interest Rate, but not more than the maximum legal rate.

13.   Subordination:

                  All debt held by the Baker family shall be subordinated to the Bank. Quarterly payments of interest shall be permitted so long as no default exists, and the payment of such interest shall not create an event of default. Partial payments of interest will be permitted in an amount such that after such payment no event of default would result. To the extent such payments would result in a default, unpaid interest may be accrued and paid in subsequent periods, to the extent any such subsequent payment of interest, together with the interest payment which would be payable during such period would not result in the occurrence of an event of default. The interest rate paid on such debt shall not exceed 12%. So long as Borrower is in compliance with all financial covenants, principal payments shall be permitted after year three.

14.   Reporting Requirements:

                  Borrower shall submit audited fiscal year end financial statements within 90 days of fiscal year end.

                  Borrower shall submit quarterly 10Qs within 45 days of quarter end, as well as internal numbers comparing actual results to budget.

                  On a quarterly basis, Borrower shall submit an officer's certificate certifying compliance with all financial covenants.

                  Borrower shall annually provide detailed budgets and projections for the next fiscal year.

                  Borrower shall provide such other information as the Bank may reasonably require from time to time in form and detail satisfactory to the Bank.




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15.   Financial Covenants:
                  The following covenants shall be in effect and shall be tested on a quarterly basis:

                  MAXIMUM SENIOR FUNDED DEBT / EBITDA:
                  Closing -- 7/31/01             3.50 to 1
                  10/31/01 -- and thereafter     3.00 to 1
                  The first test will be for the 12 months ended 7/31/01, to be tested on a rolling four quarters thereafter.

                  DEBT SERVICE COVERAGE
                  Net income plus depreciation plus amortization plus or minus the net change in customer deposits DIVIDED BY CMLTD plus the current portion of capital lease payments plus unfinanced capital expenditures plus repayment of subordinated debt shall not fall below 1.2 to 1.0

                  LIQUIDITY
                  Current ratio shall not fall below 1.0 to 1.0

                  NET WORTH
                  No net losses. The first test of this covenant shall be for the period from closing through 1/31/01, then closing through 4/30/01 with quarterly tests thereafter based on a rolling four quarters. Extraordinary expenses incurred in conjunction with this transaction shall be excluded for purposes of determining net profit.

                  CAPITAL EXPENDITURES
                  Not to exceed in any year on a non cumulative basis, the sum of $3,000,000 plus Net Income not to exceed a maximum amount of $5,000,000.

                  OTHER
                  To include no dividends, no incremental debt, restrictions on asset sales and no acquisitions without prior consent of the Bank. No material change in management, including a requirement that satisfactory employment contracts be entered into with Tim Fallon, Bruce MacDonald, Peter Baker and Jack Baker.

                  OPERATING ACCOUNTS, CASH MANAGEMENT FACILITIES
                  The Borrower and each Guarantor shall maintain their primary operating and disbursement accounts and shall utilize cash management services provided by the Bank, which, at Borrower's option, may include an automated "sweep" and investment feature. Vermont Pure Springs, Inc. may retain a local depository relationship for collection and payroll purposes.




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16.   Insurance.
                  Borrower shall provide and maintain (a) all-risk casualty insurance and such other forms of coverage as the Bank may require (e.g., business interruption coverage) in an amount equal to 100% of the full insurable value of the building(s) and other improvements included in the Property; (b) public liability insurance with limits reasonably acceptable to the Bank; (c) flood insurance (if applicable); (d) business interruption insurance and (e) such other forms or types of insurance coverage as the Bank shall require. Borrower shall provide such evidence of coverage, all of which shall name the Bank as loss payee.

17.   Restrictions on Mergers and Acquisitions.
                  Except as set forth below, the Borrower shall not be permitted to merge or consolidate with or into any other entity (whether by sale or purchase of stock or assets) not shall the Borrower transfer all or a substantial part of its business or assets or the legal or equitable ownership in any Guarantor or other Subsidiary, without, in each case, either obtaining the prior written consent of the Bank or paying the Bank in full upon consummation of the transaction. Provided no event of default would occur or result from such transaction, the Borrower may make acquisitions utilizing only internally generated cash, "seller paper" or stock of the Borrower up to an amount of $500,000 for any single transaction and up to $1,000,000 in the aggregate in any fiscal year.

18.   Hazardous Materials.
                  Prior to closing, the Bank shall receive information and reports satisfactory to the Bank regarding the possibility of liability relating to hazardous materials and oils. Such information and reports may, in the Bank's discretion, include (without limitation) any one or more of the following: (a) a Borrower Questionnaire completed by the Borrower in the form requested by the Bank, (b) an environmental site assessment report or reports prepared by an environmental consultant engaged by the Bank at Borrower's expense. It will be a condition to closing that the Bank be satisfied in all respects with the results of any such Questionnaire and/or report(s) and that the Bank be satisfied that there is no risk of environmental liability or loss associated with the premises of the Borrower or any Guarantor by reason of conditions at its premises or in adjacent areas. The loan documentation to be executed by Borrower and the Guarantors at closing shall contain hazardous materials compliance and indemnification provisions in favor of the Bank.

19.   Title Insurance.
                  Prior to closing, the Borrower shall deliver to the Bank's counsel for approval a current ALTA form of lender's title insurance commitment covering any real property taken as collateral, issued by a national title insurance company satisfactory to the Bank in an amount and form and containing only those exceptions which the Bank's counsel approves. At





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                  closing, the Borrower shall make arrangements satisfactory to the Bank's counsel for the title insurance policy to be issued to the Bank at the Borrower's expense.

20.   Bank Counsel:

                  Name:     Robert M. Sattin, Esq.
                  Firm:     Reid and Reige, P.C.
                  Address:  One State Street
                            Hartford, CT 06103
                  Phone:    860-240-1021
                  Fax:      860-240-1002
                  Email:    RSattin@Reidandreige.com

21.   Opinion of Counsel.

                  The Borrower shall deliver at closing an opinion of the Borrower's counsel that the loan documents have been duly authorized, validly executed, and are enforceable in accordance with their terms, as well as such other matters as the Bank shall request in form and substance satisfactory to the Bank's counsel.

22.   Organizational Documents.

                  The Borrower shall provide such organizational documents, votes, certificates, consents, and other materials as may be required by the Bank or its counsel.

23.   Other Terms.

                  The loan documentation to be executed by the Borrower and the Guarantors at the closing shall contain usual, customary and reasonable representations and warranties, affirmative and negative covenants, events of default which will permit the Bank to exercise rights and remedies (including acceleration of the debt and foreclosure on the collateral) if such events occur, and other terms, conditions and provisions generally as are set forth in the Bank's standard loan documentation.

24.   Participation, Assignment, etc.

                  The Bank shall have the unrestricted right at any time without Borrower's or any Guarantor's consent, to assign, sell a participation in or otherwise transfer all or any portion of its loans and its rights and obligations under agreements governing or securing the loans to one or more banks or other financial institutions and Borrower and each Guarantor agrees that it shall accord full recognition thereto. In connection therewith the Borrower and the Guarantors agree that the Bank may furnish any information concerning Borrower and any Guarantor in its possession from time to time to prospective Assignees and Participants, provided that Bank shall require any such prospective Assignee or Participant to agree in writing to maintain the confidentiality of such information.



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